EXHIBIT 2.1
                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2000, by and among Windsor Capital Corp., a Delaware corporation ("Purchaser"), WCC Acquisition Corp., a Delaware corporation to be formed as a wholly owned subsidiary of Purchaser ("Sub") and Energy Control Technology, Inc. a Delaware corporation (the "Company").

         In consideration of the representations, warranties, agreements and conditions herein contained, and intending to be legally bound, Purchaser, Sub and the Company hereby agree as follows:

                                    ARTICLE I
                                   [RESERVED]

                                   ARTICLE II
                                   THE MERGER

         SECTION 2.01 The Merger. At the Effective Time, upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "Corporate Code") and the Certificate of Incorporation and By-Laws of the Company and Sub, the Company shall be merged with and into Sub (the "Merger"). Following the Merger, the Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "Energy Control Technology, Inc." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Company shall cease.

         SECTION 2.02 Stockholders' Meeting/Consent; Proxy Statement.

         (a) If approval by Purchaser's stockholders is required by applicable law in order to consummate the Merger, Purchaser, acting through its Board of Directors, shall in accordance with applicable law, its Certificate of Incorporation and By-Laws:

                  (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders or present the written consent for signature of the number of shareholders legally necessary for approval (the "Consent") as soon as practicable following the expiration of the Offer for the purpose of considering and taking action upon this Agreement;

                  (ii) subject to its fiduciary duties under applicable laws, include in any proxy or information statement (the "Proxy Statement") required with respect to the

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         Special Meeting or Consent the recommendation of its Board of Directors that its stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

                  (iii) if necessary, use its reasonable efforts (1) to obtain and furnish the information required to be included by it in the Proxy Statement, (2) to file the Proxy Statement with the SEC; (3) after consultation with the other parties hereto, respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (4) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time, and (5) subject to the fiduciary duties of its Board of Directors under applicable laws, to obtain the necessary approval of the merger by its stockholders. The information provided and to be provided by the Company, Purchaser and Sub for use in the Proxy Statement shall, as of the date of mailing of the Proxy Statement and as of the date of the Special Meeting or submission of the Consent, not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) At the Special Meeting or in the Consent, all of the Purchaser Shares beneficially owned by the Board of Directors of Purchaser or their affiliates shall be voted in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

         SECTION 2.03 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto will cause a duly executed and acknowledged certificate of merger, or certificate of ownership and merger if permitted by the Corporation Law of the State of Delaware (the "Merger Certificate"), to be filed with the Secretary of State of Delaware, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective on the date on which the Merger Certificate has been duly filed with the Delaware Secretary of State (such time is hereinafter referred to as the "Effective Time").

         SECTION 2.04 Effects of the Merger. The Merger shall have the effects set forth in the Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, Sub shall be a wholly owned subsidiary of Purchaser.

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         SECTION 2.05 Certificate of Incorporation and By-Laws. Subject to
Section 6.06 (indemnification), the Certificate of Incorporation and the By-Laws of Sub in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until amended in accordance with applicable law; provided that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read "The name of the corporation is "Energy Control Technology, Inc.".

         SECTION 2.06 Directors and Officers. The directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected (or appointed in the case of officers) and qualified.

         SECTION 2.07. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Sub, the Company or the holder of any of the following securities:

         (a) Each Share of the Company's common stock, $.01 par value (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.07(b) and Dissenting Shares (as hereinafter defined)), shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and extinguished and be converted into the right to receive one share of Purchaser's common stock, $.001 par value (the "Purchaser Stock") (the "Merger Consideration").

         (b) Each Share which is issued and outstanding immediately prior to the Effective Time and held by Purchaser or Sub or any direct or indirect subsidiary of Purchaser or Sub, or which is held in the treasury of the Company or any of its subsidiaries, shall be canceled and retired and no payment shall be made with respect thereto.

         (c) Each share of Common Stock, par value $.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share (or such other value as may be determined by Sub) of the Surviving Corporation.

         SECTION 2.08 Stock Options

         All outstanding options to purchase Company Shares (the "Company Options") shall be converted at the Effective Time into options to purchase equal amounts of Purchaser Stock on the same terms and conditions contained in the Company Options. For 90 days following the Effective Time, holders of options and warrants to purchase

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Purchaser Stock shall be entitled to exchange such options and warrant for new options and warrants to purchase Purchaser Stock on the same terms and conditions contained in the Company Options, including a $.50 per share exercise price and expiration in 2005, except that such new options and warrants shall cover .463 shares of Purchaser Stock for each share of Purchaser Stock covered in the old options and warrants (subject to appropriate adjustment in the event of a change in the reverse stock split ratio pursuant to Section 7.03).

                                   ARTICLE III
                      DISSENTING SHARES; PAYMENT FOR SHARES

         SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by holders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the Corporate Code (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal. If, after the Effective Time, any such holder fails to perfect or withdraw or otherwise loses such right, each of such holder's Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Sub prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Sub, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser and Sub as follows:

         SECTION 4.01 Organization and Qualification. The Company and each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified or in good standing or have such power and authority would not have a Material Adverse Effect (as defined in Section 9.10).

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         SECTION 4.02 Capitalization. The authorized capital stock of the
Company consists of 20,000,000 Common Shares, par value $0.01 per share (the "Shares") and 2,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Shares"). No Preferred Shares are outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, (i) 9,332,600 Shares are issued and outstanding, (ii) no Shares are held in the Company's treasury and (iii) 553,000 Shares are reserved for issuance pursuant to options outstanding under the Company's Stock Option Plan (the "Company Plan"). Except pursuant to the Company Plans, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional Shares or any other shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any Shares. Except as provided herein, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares.

         SECTION 4.03 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the terms and conditions hereof, to consummate the transactions contemplated hereby (provided that the Merger is subject to the provisions of Section 2.02 and to the applicable provisions of the Corporate Code regarding any requisite approval by the stockholders of the Company). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the merger, which is subject to the approval of the stockholders of the Company as contemplated by Section 2.02 and to the applicable provisions of the Corporate Code). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of Purchaser and Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 4.04 Financial Statements. The Company has furnished to the Purchaser copies of the Company's unaudited financial statements (including the balance sheets and related statements of income and retained earnings and cash flow), as of and for the year ended October 31, 2000 (the "Financial Statements"). The Financial Statements have been prepared (i) in accordance with generally accepted

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accounting principles, consistently applied throughout the periods involved,
(ii) in accordance with the books and records of the Company and (iii) so as to present fairly the financial position of the Company as of the dates of, and the results of the Company's operations for the periods covered by, such statements.

         SECTION 4.05 Disclosure of Liabilities. The Company has no liabilities or obligations, direct or contingent, of any nature other than (i) as fully reflected or as specifically reserved against on the Financial Statements, (ii) liabilities incurred in the ordinary course of business since October 31, 2000, which, in the aggregate, do not result in any material adverse change in the financial condition of the Company from that set forth in the October 31, 2000, balance sheet, and (iii) liabilities and obligations expressly disclosed in this Agreement.

         SECTION 4.06 Absence of Certain Changes. Except as disclosed in writing to Purchaser by the Company, since October 31, 2000, the Company and its subsidiaries have not suffered any Material Adverse Effect.

         SECTION 4.07 The Company's business plan dated November 5, 2000, is a true and accurate representation of the current status of the Company's business and the Company's current good faith projections regarding its future business.

         SECTION 4.08 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (except as disclosed by the Company on schedule 4.06):

         (a) subject to the obtaining of any requisite approval of the Company's stockholders, conflict with any provision of the Certificate of Incorporation or By-Laws of the Company;

         (b) require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal or state governmental or regulatory authority, except (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, (iii) pursuant to state laws relating to takeovers and state securities laws, (iv) the filing of the Merger Certificate pursuant to the Corporate Code, or (v) where the failures to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate have a Material Adverse Effect; or

         (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its subsidiaries, except for violations which, in the aggregate, would not have a Material Adverse Effect.

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         SECTION 4.09 Brokerage Fees and Commissions. No person or entity is entitled to receive from the Company any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

         SECTION 4.11 Litigation. Except as set forth on Schedule 4.08, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or affecting the assets of the Company.

         SECTION 4.09 Intellectual Property. The Company owns, or is licensed or otherwise has the right to use all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights and copyrights currently used in the conduct of its business.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

         Purchaser and Sub represent and warrant to the Company as follows:

         SECTION 5.01 Organization and Qualification. Purchaser, Sub and each subsidiary of Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified or in good standing or have such power and authority would not have a Material Adverse Effect (as defined in Section 9.10).

         SECTION 5.02 Capitalization. The authorized capital stock of the Purchaser consists of 25,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Shares"). No Preferred Shares are outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, (i) 9,999,053 shares of Purchaser Stock are issued and outstanding, (ii) 728,334 shares of Purchaser Stock are reserved for issuance pursuant to the options outstanding under the Purchaser's Stock Option Plans, and (iii) 552,500 shares of Purchaser Stock are reserved for issuance pursuant to the outstanding Warrants to purchase Purchaser Stock. A detailed description of Shares reserved for issuance pursuant to the Stock Option Plans and the Warrants is set forth on Schedule 5.02 attached hereto. Except for the Warrants as set forth in this Section 5.02 and pursuant to the Stock Option Plans, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating Purchaser to issue any additional Shares or any other shares of capital stock of Purchaser or any other securities convertible into or evidencing the right to subscribe for any Shares. Except as provided herein, there are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares. Immediately prior to the Effective Time, and after giving effect to the reverse stock split set forth in
Section 7.03 (subject to adjustment of the ratio set forth in Section 7.03), (i) 2,333,150 shares of Purchaser Stock shall be issued and outstanding, (ii) 169,933 shares of Purchaser Stock shall be reserved for issuance pursuant to the Purchaser Stock Option Plans, and (iii) 128,908 shares shall be reserved for issuance pursuant to the Warrants.

         SECTION 5.03 Authority Relative to this Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the terms and conditions hereof, to consummate the transactions contemplated hereby (provided that the Merger is subject to the provisions of Section 2.02 and to the applicable provisions of the Corporate Code regarding any requisite approval by the stockholders of Purchaser). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser or Sub and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the merger, which is subject to the approval of the stockholders of Purchaser or Sub as contemplated by Section 2.02 and to the applicable provisions of the Corporate Code). This Agreement has been duly and validly executed and delivered by Purchaser or Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, this Agreement constitutes a valid and binding agreement of Purchaser or Sub, enforceable against Purchaser or Sub in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 5.04 Absence of Certain Changes. Except as disclosed in the Purchaser Filings (as defined in Section 5.05) or as disclosed in writing to the Company by Purchaser, since February 1, 2000, Purchaser and its subsidiaries have not suffered any Material Adverse Effect.

         SECTION 5.05 Reports; Financial Statements. Since January 1, 1998, Purchaser has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "Purchaser Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder. None of the Purchaser Filings, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in such reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments.

         SECTION 5.06 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Purchaser and/or Sub nor the consummation by Purchaser and Sub of the transactions contemplated hereby will (except as disclosed by Purchaser on schedule 5.06);

         (a) subject to the obtaining of any requisite approval of the Purchaser and Sub's stockholders, conflict with any provision of the Certificate of Incorporation or By-Laws of Purchaser or Sub;

         (b) require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal or state governmental or regulatory authority, except (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the Exchange Act and the rules and regulations thereunder, (iii) pursuant to state laws relating to takeovers and state securities laws, (iv) the filing of the Merger Certificate pursuant to the Corporate Code, or (v) where the failures to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate have a Material Adverse Effect;

         (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Sub or any subsidiary of Purchaser, except for violations which, in the aggregate, would not have a Material Adverse Effect; or

         (d) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligations to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have any material adverse effect on the financial condition, business or results of operations of Purchaser and its subsidiaries taken as a whole or on the ability of Purchaser or Sub to fully perform their obligations thereunder.

         SECTION 5.07 Brokerage Fees and Commissions. No person or entity is entitled to receive from Purchaser or Sub any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser or Sub.

         SECTION 5.08 Litigation. Except as set forth on Schedule 5.08, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Purchaser or Sub, threatened against either Purchaser or Sub or affecting the assets of Purchaser or Sub.

         SECTION 5.09. Surviving Corporation After the Merger. At the Effective Time and after and giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and after and giving effect to the financing of the Merger and the use of the proceeds therefrom, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

         SECTION 5.10. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transaction contemplated hereby, Sub has neither incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   ARTICLE VI
                                    COVENANTS

         SECTION 6.01 Conduct of Business of the Company.

         Except as contemplated by this Agreement or as disclosed in writing to Purchaser on or prior to the date hereof, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries shall in all material respects conduct its operations according to its ordinary and usual course of business and consistent with past practice and the Company shall use reasonable efforts to preserve intact in all material respects the business organization of the Company, keep available the services of its current officers and key employees, and preserve in all material respects the good will of those having advantageous business relationships with it and its subsidiaries, provided that the Company shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as disclosed in writing to Purchaser on or prior to the date hereof, prior to the Effective Time, neither the Company nor any of its subsidiaries, as the case may be, will, without the prior written consent of Purchaser:

         (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than Shares, preferred stock, treasury shares, rights, warrants or options issuable pursuant to the Stock Option Plan.

         (b) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities;

         (c) declare or pay any dividend or distribution on the Shares;

         (d) subject to the fiduciary duties of the Board of Directors of the Company and except pursuant to agreements or arrangements in effect on the date hereof, purchase, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

         (e) subject to the rights of the stockholders of the Company under applicable law, adopt any amendments to the Certificate of Incorporation or By-Laws of the Company;

         (f) (i) increase the compensation of any of its directors, officers or key employees, except in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans currently in effect in amounts material to the Company and its subsidiaries taken as a whole;
(ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officer or key employee in amounts material to the Company and its subsidiaries taken as a whole; (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchaser, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present in amounts material to the Company and its subsidiaries taken as a whole; or (iv) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; or

         (g) except in the ordinary course of business and consistent with past practice, (i) incur any amount of long-term indebtedness for borrowed money or issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of wholly owned subsidiaries of the Company; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock of the Company or a material portion of the capital stock of any if its subsidiaries, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material line thereupon;

         SECTION 6.02 Acquisition Proposals. To the extent that the Board of Directors of the Company determines to do so in the exercise of their fiduciary duties, the Company and its subsidiaries are entitled to, and are entitled to cause their respective directors, officers, employees, representatives and agents to, solicit or initiate inquiries with respect to the making of proposals by, engage in discussions or negotiations with, and provide confidential information to, any person relating to an acquisition, business combination or purchase of all or any significant portion of the assets of, or any significant equity interest in, the Company or any material subsidiary or division of the Company (an "Acquisition Proposal"). The Company represents that as of the date hereof it has ceased all prior activities, and has no present intention to engage in activities, in each case of the type contemplated by the immediately preceding sentence with respect to Acquisition Proposals (other than with Purchaser or any affiliate of Purchaser or their respective directors, officers, employees, representatives or agents). The Company will promptly communicate to Purchaser the terms of any proposal or inquiry which it may receive in respect of any Acquisition Proposal by any person (other than Purchaser or any affiliate of Purchaser or their respective directors, officers, employees, representatives and agents).

         SECTION 6.03 Access to Company Information.

         (a) Subject to applicable law and the agreements set forth in Section 6.03(b), between the date of this Agreement and the Effective time, the Company will (i) give Purchaser and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all of its facilities and to all of its books and records, (ii) permit Purchaser to make such reasonable inspections as it may be required, and (iii) cause its officers and those of its subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request.

         (b) Information obtained by Purchaser pursuant to this Section 6.03 shall be subject to the provisions of the confidentiality agreement between Purchaser and the Company dated [date], (the "Confidentiality Agreement"), which agreement remains in full force and effect; except insofar as such provisions would expressly prohibit Purchaser or Sub from taking any of the actions contemplated by this Agreement.

         SECTION 6.04 Best Efforts. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         SECTION 6.05 Public Announcements. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Officer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         SECTION 6.06 Indemnification and Insurance.

         (a) The Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harmless, each present and former employee, agent, director or officer of the Company and its subsidiaries (the "Indemnified Parties") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, the Company, its subsidiaries or affiliates, to the fullest extent permitted under Delaware law and in addition, to the fullest extend provided in their respective charters or by-laws or any contract or other arrangement in effect at the date hereof which obligations shall survive the Merger and shall continue in full force and effect for a period of not less than six years form the Effective Time; provided, however, that if any claim or claims (a "Claim" or "Claims") are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation, shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced provides and undertakes (which need not be secured) to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

         (b) In addition to the indemnification provided in Section 6.06(a), Purchaser shall indemnify and hold harmless each Indemnified Party from and against any and all Claims arising out of or in connection with this Agreement, the Offer, the Merger and any other transaction or event contemplated by this Agreement, which indemnity shall remain in full force and effect whether or not the Offer or the Merger is ever consummated. Without limiting the foregoing, Purchaser shall advance expenses incurred wit respect to the foregoing, as they are incurred, provided that the person to whom the expenses are advanced provides an undertaking (which need not be secured) to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

         (c) The Surviving Corporation shall use its best efforts to cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to and including the Effective Time; provided that, in the event that any Claim or Claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim or Claims until final disposition of any and all such Claims; provided further that the Surviving Corporation shall not be required to pay annual premiums in excess of 400% of the Company's total current annual premiums for such insurance and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(c) it shall obtain as much comparable insurance as can be obtained for an annual premium equal to such maximum amount.

         SECTION 6.07  Conduct of Business of Purchaser.

         Except as contemplated by this Agreement or as disclosed in writing to Company on or prior to the date hereof, during the period from the date of this Agreement to the Effective Time, the Purchaser and its subsidiaries shall in all material respects conduct its operations according to its ordinary and usual course of business and consistent with past practice and the Purchaser shall use reasonable efforts to preserve intact in all material respects the business organization of the Purchaser, keep available the services of its current officers and key employees, and preserve in all material respects the good will of those having advantageous business relationships with it and its subsidiaries, provided that the Purchaser shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as disclosed in writing to Company on or prior to the date hereof, prior to the Effective Time, neither the Purchaser nor any of its subsidiaries, as the case may be, will, without the prior written consent of Company:

         (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than Shares, preferred stock, treasury shares, rights, warrants or options issuable pursuant to the Stock Option Plans or the Warrants.

         (b) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities;

         (c) declare or pay any dividend or distribution on its Shares, except for the reverse stock split referenced in Section 7.03;

         (d) subject to the fiduciary duties of the Board of Directors of the Purchaser and except pursuant to agreements or arrangements in effect on the date hereof, purchase, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

         (e) subject to the rights of the stockholders of the Purchaser under applicable law, adopt any amendments to the Certificate of Incorporation or By-Laws of Purchaser;

         (f) (i) increase the compensation of any of its directors, officers or key employees, except in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans currently in effect in amounts material to the Purchaser and its subsidiaries taken as a whole; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officer or key employee in amounts material to the Purchaser and its subsidiaries taken as a whole; (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchaser, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present in amounts material to the Purchaser and its subsidiaries taken as a whole; or (iv) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; or

         (g) except in the ordinary course of business and consistent with past practice, (i) incur any amount of long-term indebtedness for borrowed money or issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of wholly owned subsidiaries of the Purchaser; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Purchaser or customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock of the Purchaser or a material portion of the capital stock of any if its subsidiaries, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material line thereupon;

         SECTION 6.08 Access to Purchaser Information

         (a) Subject to applicable law and the agreements set forth in Section 6.03(b), between the date of this Agreement and the Effective time, the Purchaser will (i) give Company and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all of its facilities and to all of its books and records, (ii) permit Company to make such reasonable inspections as it may be required, and (iii) cause its officers and those of its subsidiaries to furnish Company with such financial and operating data and other information with respect to the business and properties of the Purchaser and its subsidiaries as the Company may from time to time reasonably request.

         (b) Information obtained by the Company pursuant to this Section 6.08 shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect; except insofar as such provisions would expressly prohibit the Company from taking any of the actions contemplated by this Agreement.

         SECTION 6.09 Pre-Closing Payments

         (a) On or before December 14, 2000, the Company shall pay $1,800 to Kaufman, Rossin & Co. to cover outstanding accounting fees owed by the Company.

         (b) On or before December 18, 2000, the Company shall pay on behalf of Purchaser the amount required to renew Purchaser's directors' and officers' liability insurance for one year on terms substantially equivalent to those of the policy in effect as of the date of this Agreement.

         SECTION 6.10 Post-Closing Financing

         In the event that Purchaser or the Surviving Corporation shall not have received a cash equity investment of at least $300,000 within 90 days after the Effective Time, then Purchaser shall issue an additional 583,288 shares of Purchaser's Common Stock (or such lesser amount as is equal to 25% of the number of shares of Purchaser Stock outstanding immediately prior to the Effective
Time) to the pre-closing Purchaser shareholders set forth on Schedule 6.10 attached hereto on the basis of one additional share of Purchaser Stock for every four shares of Purchaser Stock held before the Effective Time.

                                   ARTICLE VII
                      CONDITIONS TO CONSUMMATION OF MERGER

         SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by applicable law and the Certificate of Incorporation of the Company;

         (b) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered or enforced by any United States federal or state government, governmental agency or authority or court which remains in effect and prohibits, restrains, enjoins or restricts the consummation of the Merger;

         (c) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

         (d) this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of Purchaser to the extent required by applicable law and the Certificate of Incorporation of Purchaser;

         SECTION 7.02 Conditions to Obligations of Purchaser and Sub to Effect the Merger. The obligation of Purchaser and Sub to effect the Merger are further subject to the satisfaction, at or prior to the Effective Time, of the conditions that (i) Purchaser and Sub shall have received a certificate from the Company, signed by the chief executive officer of the Company, stating that the representations and warranties of the Company set forth in Article IV are true and correct at and as of the Effective Time, and (ii) the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

         SECTION 7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction, at or prior to the Effective Time, of the conditions that (i) each of the Purchaser and Sub shall have performed in all respects its respective material obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, (ii) the Board having received a certificate from Purchaser, signed by the chief executive officer of Purchaser, stating that the representations and warranties of Purchaser and Sub set forth in Article V are true and correct at and as of the Effective Time, (iii) the Board having received a certificate from Purchaser, signed by the chief executive officer of Purchaser, stating that the representation set forth in Section 5.09 hereof is true and correct at and as of the Effective Time, and (iv) the Board of Directors of Purchaser shall have declared and if necessary, the shareholders of Purchaser shall have approved, a 1 for 4.286 reverse stock split of Purchaser Shares, with elimination of fractional shares; provided, however, that the reverse stock split ratio shall be adjusted as appropriate in the event of cancellation of any Purchaser Stock prior to the Effective Time so as to leave the pre-merger holders of Purchaser Stock with 20% of the post-merger shares of Purchaser Stock.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the merger may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

         (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Purchaser and Sub; or

         (b) by Purchaser or the Company if (i) the Effective Time shall not have occurred on or before January 15, 2001 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), or (ii) any United States federal or state government, governmental agency or authority or court shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the Merger (which the party seeking to terminate this Agreement shall have used its best efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and non-appealable.

         SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Section 6.03(b) (confidentiality), Section 8.03 (fees and expenses) and this Section 8.02, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this Section 8.02 or in Section 8.03 shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.

         SECTION 8.03 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that in the event this Agreement is terminated pursuant to Section 8.01(b) due to a breach by a party, such party shall reimburse the non-breaching party for all reasonable out-of-pocket expenses and fees (including, without limitation, the fees and expenses of its counsel and financial advisors) incurred by or on behalf of such party in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.04 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company, Purchaser and Sub at any time before or after adoption of this Agreement by the stockholders of the Company (if required by applicable law) but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or changes the form thereof or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Purchaser or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constituent a waiver of such rights.

                                   ARTICLES IX
                                  MISCELLANEOUS

         SECTION 9.01 Nonsurvival of Representations and Warranties. Except for the representation set forth in Section 5.09, the representations and warranties made in Articles IV and V shall not survive beyond the Effective Time or a termination of this Agreement. The representations set forth in Section 5.09 shall survive the Effective Time and any investigation at any time made by or on behalf of any party, with respect to any claim made arising from or based upon such Section 5.09, for a period of six years following the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         SECTION 9.02 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, other than the Confidentiality Agreement, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Purchaser or Sub may assign any of their rights and obligations to any wholly owned, director or indirect subsidiary of Purchaser, but no such assignment shall relieve Purchaser or Sub of its obligations hereunder. It is understood and agreed that either Purchaser, or any wholly owned, direct or indirect subsidiary of Purchaser, may purchase Shares under the Offer.

         SECTION 9.03 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to Section 9.08 shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Ohio (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.04 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         SECTION 9.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or telecopies, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

    If to Purchaser or Sub: Eugene Terry, 801 North Congress Avenue, Boynton Beach, Florida 33426 with a copy to: Robert B. Macaulay, Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A., One Southeast Third Avenue, Suite 2200, Miami, Florida 33131

    If to the Company: Michael Alick, Energy Control Technology, 23950 Commerce Park Road, Beachwood, Ohio 44122 with copies to: David A. Basinski, Jr., Brouse McDowell, 500 First National Tower, Akron, Ohio 44308

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         SECTION 9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reasons of this Agreement except for the holders of stock options with respect to Section 2.08, the holders of Shares with respect to Articles II and III and Section 6.06 [Indemnity] (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons.).

         SECTION 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.10 Certain Definitions. As used in this Agreement:

         (a) "affiliate" or "associate" of a person shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

         (b) "beneficial ownership" shall have the meaning as used in Rule 13d under the Exchange Act.

         (c) "group"shall have the meaning as used in Rule 13d-5(b) under the Exchange Act.

         (d) "person" means any individual, corporation, company, group, partnership, association, governmental body or other entity.

         (e) A "subsidiary" of an entity shall mean any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

         (f) "Material Adverse Effect" shall mean any change in or effect on the business of the Company or Purchaser or any of their subsidiaries that is materially adverse to the results of operations, properties or financial condition of the Company or Purchaser and their subsidiaries taken as a whole, except for such changes or effects resulting from, or in connection with (i) labor relations between the Company and its subsidiaries, on the one hand, and their respective employees or any unions, on the other hand, (including a strike or other disruption in the operations of the Company or Purchaser or their subsidiaries which shall not be regarded as a "material adverse effect") or (ii) general economic or financial market conditions.

         SECTION 9.11 Performance by Sub. Purchaser hereby agrees to cause Sub to comply with its obligations hereunder and under the Offer and to cause Sub to consummate the Merger as contemplated herein.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                             WINDSOR CAPITAL CORP.

                                             By: /s/ Alan Cornell
                                                --------------------------------
                                             Name: Alan Cornell
                                             Title: President


                                             WCC ACQUISITION CORP.

                                             By: /s/ Eugene Terry
                                                --------------------------------
                                             Name: Eugene Terry
                                             Title: Director


                                             ENERGY CONTROL TECHNOLOGY, INC.

                                             By: /s/ Michael Alick
                                                --------------------------------
                                             Name: Michael Alick
                                             Title: Executive Vice President